EXHIBIT 99.1

Contact:	Susan Brownie Chief Financial Officer (615) 301-3163 ir@healthstream.com

Media:
Mollie Elizabeth Condra Senior Director Communications, Research, & Investor Relations (615) 301-3237 mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2006 RESULTS

Highlights:

•	Revenues of $7.5 million in the third quarter of 2006, up $650,000, or 9.5%, over the third quarter of 2005

•	Net income of $474,000 in the third quarter of 2006, including $166,000 of share-based compensation expense, compared to $554,000 in the third quarter of 2005

•	EBITDA of $1.2 million in the third quarter of 2006, compared to $1.1 million in the third quarter of 2005

•	1,334,000 healthcare professional subscribers fully implemented on our Internet-based learning network at September 30, 2006

•	New four-year agreement signed with HCA, as of October 1, 2006

•	Gerard M. Hayden,Jr. and Dale W. Polley join board of directors

NASHVILLE, Tenn. (October 24, 2006)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2006.

Financial Results:
Third Quarter 2006 Compared to Third Quarter 2005
Revenues for the third quarter of 2006 increased by $650,000, or 9.5 percent, to $7.5 million, compared to $6.8 million for the third quarter of 2005. Revenues from our hospital-based business increased $894,000 compared to the prior year quarter, including growth of $636,000 from our HealthStream Learning Center™ (HLC) subscriber base and $341,000 related to growth from our survey and research products. Revenues from our survey and research products increased by 26 percent when compared to the third quarter of 2005 due to growth in sales to existing customers as well as growth in new customer accounts. Revenues from our pharmaceutical and medical device business declined $244,000 compared to the prior year quarter, primarily associated with a decline in live events of $354,000, which was offset by modest revenue increases in other products.

The portion of revenues derived from our Internet-based subscription products, which includes revenues from the HLC, courseware subscriptions, online training services (RepDirectTM), and HospitalDirectTM, increased by $627,000, or 15 percent, over the prior year quarter. The percentage of total revenues from Internet-based subscription products improved to approximately 64 percent for the third quarter of 2006 from 60 percent for the third quarter of 2005, primarily due to the growth in these products.

Gross margins, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, improved to 68 percent from 65 percent for the third quarter of 2005. This change resulted from the change in revenue mix and improved margins associated with growth in our Internet-based subscription products and survey and research products, as mentioned above.

Net income for the third quarter of 2006 was $474,000, or $0.02 per share (basic and diluted), compared to $554,000, or $0.03 per share (basic) and $0.02 per share (diluted), for the third quarter of 2005. Consistent with our adoption of SFAS 123R beginning on January 1, 2006, share-based compensation expense was $166,000 during the third quarter of 2006 compared to $0 for the third quarter of 2005. Share-based compensation expense is allocated to all operating categories consistent with the classification of related personnel. We also experienced increases in sales and marketing expenses, other general and administrative expenses, and product development expenses, all primarily due to additional personnel. Amortization of capitalized content and feature enhancements also increased over the same quarter in the prior year. Interest income also improved over the same quarter in the prior year due to both higher cash and investment balances in 2006 and improved rates of return.

EBITDA (which we define as earnings before interest, taxes, share-based compensation, depreciation, and amortization) improved to $1.2 million for the third quarter of 2006, compared to $1.1 million for the third quarter of 2005. This improvement is consistent with the factors mentioned above.

Other Financial Indicators
At September 30, 2006, the Company had cash, investments, and related interest receivable of $13.3 million, compared to $13.4 million at June 30, 2006. The primary change in cash and investment balances resulted from capital expenditures and investments in new product development and feature enhancements totaling approximately $1.3 million during the third quarter of 2006, which was virtually offset by cash generated from operations. The Company also maintains full availability under the $7.0 million line of credit put in place during July 2006.

Days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance (excluding unbilled and other receivables) by average daily revenues for the quarter, improved to 54 days for the third quarter of 2006 from approximately 57 days for the third quarter of 2005, primarily due to improvements in the collection of receivables for the hospital-based business.

Hospital-based Customer Channel (HCO) Update
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.

Subsequent to the close of the third quarter, we announced that HCA Information Technology & Services, Inc., a subsidiary of HCA, Inc., entered into a new four-year agreement with HealthStream for enterprise-wide learning services. The agreement became effective October 1, 2006, and includes an option for HCA to renew for one additional year following the expiration of the initial four-year term.

At September 30, 2006, approximately 1,334,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center™ for training and education. This number is up from approximately 1,130,000 at September 30, 2005, an 18 percent increase. The total number of contracted subscribers at September 30, 2006 was approximately 1,418,000, up from 1,229,000 at September 30, 2005, a 15 percent increase. “Contracted subscribers” include both those already implemented (1,334,000) and those in the process of implementation (84,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 104 percent of full-time equivalents (FTEs) renewed in the third quarter of 2006, while our renewal rate based on the annual contract value was approximately 117 percent. Our renewal rates reflect the addition of subscribers, as well as increased pricing at renewal, compared to previously contracted amounts. The renewal rates for the third quarter of 2006 compare to an FTE renewal rate of 90 percent and an annual contract value renewal rate of 88 percent during the third quarter of 2005. Our third quarter renewal activity excludes our new four-year agreement with HCA, which became effective October 1, 2006.

Pharmaceutical and Medical Device Customer Channel (PMD) Update
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

During the third quarter, several of our long-term existing customers contracted for additional products and services. A leading medical device company customer selected HealthStream to develop and produce a series of two live workshops for physicians. Similarly, another leading medical device company customer extended services procured from HealthStream with the purchase of a proctorship product training activity for physicians.

Additions to Board of Directors
We announced the addition of Gerard M. Hayden, Jr. and Dale W. Polley to the Company’s Board of Directors in August and September, respectively. During the October board meeting, Mr. Hayden and Mr. Polley were appointed to our Audit Committee.

As an experienced leader of healthcare technology companies, Mr. Hayden brings broad industry experience in finance, mergers and acquisitions, and accounting to the Company’s board. Currently an independent consultant, Mr. Hayden’s prior experience includes serving as chief financial officer for such companies as Private Business, Inc., Covation, Meridian Occupational Healthcare Associates, Inc., ENVOY (now part of WebMD), Allied Clinical Laboratories, Inc., and others.

Mr. Polley has held several highly visible positions, including director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Prior to his retirement, he served as president and vice chairman of the Board of Directors of First American Corporation and First American National Bank. Prior to joining First American in 1991, Mr. Polley served in various executive management positions for C&S/Sovran Financial Corporation, Sovran Financial Corporation, and Commerce Union Corporation—including chief financial officer.

Financial Expectations
Revenues for the fourth quarter of 2006 are expected to approximate $8.2 to $8.4 million, an increase of approximately $0.2 to $0.4 million over the fourth quarter of 2005, resulting from the overall growth in our hospital-based business, primarily from our HealthStream Learning Center subscriber base, and to a lesser extent from research and survey services and courseware subscriptions. Revenues for the fourth quarter of 2006 from our hospital-based channel are expected to increase compared to the third quarter of 2006 resulting from seasonal increases in our survey and research product revenues and, to a lesser degree, increases in courseware subscriptions. We expect revenues from our pharmaceutical and medical device channel to experience seasonal increases associated with live events during the fourth quarter of 2006 as compared to the third quarter of 2006, but are anticipated to be lower than the fourth quarter of 2005.

For the year-to-date period ended September 30, 2006, revenues from learning and survey products provided to HCA represented approximately 12 percent of our revenues, down from approximately 14 percent for the year ended December 31, 2005. We anticipate that our fourth quarter 2006 renewal rate based on annual contract value will range from 70 to 80 percent due to pricing under the new HCA agreement, while the FTE renewal rate will be positively impacted because 100 percent of the subscribers associated with the HCA account renewed.

We anticipate gross margins for the fourth quarter of 2006 will be moderately higher than the fourth quarter of 2005, but moderately lower than the third quarter of 2006 due to the changes in revenue mix. Product development and sales expenses in the fourth quarter of 2006 are expected to increase over both the same quarter in the prior year and the third quarter of 2006 as we launch our next generation platform and grow our sales team. Depreciation and amortization is also expected to increase during the fourth quarter resulting from amortization of capitalized feature enhancements and content rights. Net income for the fourth quarter of 2006 is expected to approximate $400,000 to $600,000, or $0.02 to $0.03 per basic share, a decline from the same quarter in the prior year due to investment in product development, sales and account management personnel, increased marketing spending, and share-based compensation.

We anticipate full-year 2006 revenue of approximately $31.4 to $31.6 million, an increase of approximately 15 percent over 2005. Net income is expected to approximate $1.8 to $2.0 million, or $0.08 to $0.09 per basic share, which is comparable to 2005, but includes an incremental $700,000 of share-based compensation expense during 2006.

Commenting on the third quarter, Robert A. Frist, Jr., chief executive officer, said, “With Gerry Hayden and Dale Polley, we made two outstanding additions to our board of directors that bring extensive business and financial expertise. We are excited to have them join HealthStream’s board, and I look forward to their contributions in the coming months and years.”

A conference call with Robert A. Frist, Jr., chief executive officer, Susan A. Brownie, senior vice president and chief financial officer, and Mollie Elizabeth Condra, senior director of communications, research, and investor relations will be held on Wednesday, October 25 at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0782 (no conference ID number needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8567 (no conference ID number needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #217954 and account #286) for domestic callers and 201-612-7415 (conference ID #217954 and account #286) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Over 1.4 million contracted healthcare professionals have selected the Internet-based HealthStream Learning Center™, HealthStream’s learning platform. The Company’s learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center™, customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company’s nationwide network of hospital customers. (www.healthstream.com)

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$7,481	$6,831	$23,227	$19,319

Operating expenses:
Cost of revenues (excluding depreciation and amortization)	2,378	2,392	8,115	6,887
Product development	891	720	2,618	2,100
Sales and marketing	1,648	1,340	5,310	4,131
Depreciation and amortization	760	652	2,070	2,030
Other general and administrative	1,509	1,245	4,143	3,673

Total operating expenses	7,186	6,349	22,256	18,821
Operating income	295	482	971	498
Other income, net	165	72	452	238

Income before income taxes	460	554	1,423	736
Income tax provision (benefit)	(14)	—	2	15

Net income	$474	$554	$1,421	$721

Net income per share:
Net income per share, basic	$0.02	$0.03	$0.07	$0.03

Net income per share, diluted	$0.02	$0.02	$0.06	$0.03

Weighted average shares outstanding:
Basic	21,619	21,212	21,459	20,984

Diluted	22,364	22,357	22,324	21,963

Summary Financial Data — Continued
(In thousands)

Income before interest, taxes, share-based compensation, depreciation and amortization or EBITDA(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$474	$554	$1,421	$721
Interest income	(175)	(79)	(480)	(257)
Interest expense	10	7	28	16
Income taxes	(14)	—	2	15
Share-based compensation expense	166	—	544	—
Depreciation and amortization	760	652	2,070	2,030

Income before interest, taxes, share-based compensation, depreciation and amortization	$1,221	$1,134	$3,585	$2,525

(1)	In order to better assess the Company’s financial results, management believes that income before interest, taxes, share-based compensation, depreciation and amortization (“EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company’s results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2006	2005(1)
ASSETS

Current assets:
Cash, short term investments and related interest receivable	$13,329	$12,194
Accounts and unbilled receivables, net (2)	5,416	5,397
Prepaid and other current assets	3,612	1,636

Total current assets	22,357	19,227
Property and equipment, net	2,164	2,103
Goodwill and intangible assets, net	13,200	13,582
Other assets	863	304

Total assets	$38,584	$35,216

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued and other liabilities	$3,958	$4,531
Deferred revenue	5,353	4,503
Current portion of long-term liabilities	179	166

Total current liabilities	9,490	9,200
Long-term liabilities, net of current portion	677	216

Total liabilities	10,167	9,416

Shareholders’ equity:
Common stock	94,995	93,800
Accumulated deficit	(66,578)	(68,000)

Total shareholders’ equity	28,417	25,800

Total liabilities and shareholders’ equity	$38,584	$35,216

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2005.

(2)	Includes unbilled receivables of $1,015 and $706 and other receivables of $10 and $10 at September 30, 2006 and December 31, 2005, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for the fourth quarter and full-year 2006 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other matters referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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